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EXHIBIT 2.6

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                          SHUMATE MACHINE WORKS, INC.,

                          LARRY C. SHUMATE, RUSS CLARK,

                            EXCALIBUR HOLDINGS, INC.

                                       AND

                               EXCALMERGECO, INC.

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                          AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of March 29, 2002, and is by and among Shumate Machine Works, Inc., a Texas corporation ("SMW"), Larry C. Shumate, an individual residing in Magnolia, Texas ("Shumate"), Russ Clark, an individual residing in Magnolia, Texas ("Clark"), Excalibur Holdings, Inc., a Texas corporation ("EHI"), and Excalmergeco, Inc., a Texas corporation and wholly-owned subsidiary of EHI ("Sub"). Shumate and Clark are sometimes collectively referred to as "Shareholders". SMW, the Shareholders, EHI, and Sub are sometimes individually referenced as a "Party" and are sometimes referred to collectively herein as the "Parties."

Capitalized terms used in this Agreement shall have the meanings given to them in Article 7 hereof, unless defined elsewhere in this Agreement.

                              W I T N E S S E T H:

WHEREAS EHI is interested in acquiring SMW through a merger of SMW with and into Sub pursuant to the terms and conditions set forth herein; and

WHEREAS the Parties hereto wish to set forth the representations, warranties, agreements, and other items under which a merger (the "Merger") of SMW with and into Sub will occur; and

NOW, THEREFORE, in consideration of the premises, the representations, warranties and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

                                    ARTICLE 1
                         THE MERGER AND RELATED MATTERS

1.1 MERGER.

         (a) Upon the terms and subject to the conditions of this Agreement, SMW shall be merged with and into Sub in accordance with the Texas Business Corporation Act ("TBCA"). Sub shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Surviving Corporation shall continue its corporate existence under and be organized under and be governed by the TBCA and possess all the rights and Assets of SMW and Sub and be subject to all of the liabilities and obligations of SMW and Sub in accordance with the provisions of the TBCA.

         (b) The Articles of Incorporation and the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws, respectively, of the Surviving Corporation until thereafter amended.

         (c) At the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 100,000 authorized shares of common stock, $.01 par value per share, with 1,000 shares outstanding ("Surviving Corporation Common Stock").

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         (d) The directors of Sub immediately prior to the Effective Time, shall be the directors of the Surviving Corporation and shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation from the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation from the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         (e) The Merger shall have the effects set forth in the TBCA.

1.2 CLOSING AND EFFECTIVE TIME. The closing (the "Closing") of the Merger shall take place at 7:00 p.m., Houston time, on March 29, 2002, at the offices of Haynes and Boone L.L.P., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, or at such other time and place or such other date as EHI and SMW shall agree. The Merger shall be effective at such time (the "Effective Time") as a properly executed Articles of Merger in substantially the form attached as
Exhibit 1.2 (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of Texas in accordance with the provisions of the TBCA, which filing shall be made as soon as practical after the Closing, and the Secretary of State of the State of Texas shall have issued a Certificate of Merger relating to the Merger.

1.3 CONVERSION. Except as provided in this Section 1.3, in Section 1.4, or in
Section 1.5 hereof, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of SMW Common Stock, each share of SMW Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon the surrender of the certificates formerly representing such share, (i) 1,150 shares of EHI Common Stock (which will result in a total of 1,150,000 shares of EHI Common Stock being issued to the holders of SMW Common Stock), and the prorata right to receive the other elements of the Consideration described in Section 1.4. Each share of the Surviving Corporation Common Stock outstanding immediately prior to the Effective Time shall continue to be outstanding without change. As of and after the Effective Time, no holder of any certificate that immediately prior to the Effective Time represented shares of SMW Common Stock shall have any rights as a holder of SMW Common Stock other than to receive the Consideration

1.4 CONSIDERATION. At and as of the Effective Time, and provided all of the conditions precedent to the performance of EHI's and Sub's obligations hereunder and the consummation of the Merger have been satisfied, EHI agrees to deliver to the Shareholders the following: (i) TWO HUNDRED FIFTY THOUSAND ADD NO/100THS DOLLARS ($250,000); (ii) ONE MILLION ONE HUNDRED FIFTY THOUSAND (1,150,000) shares of EHI Common Stock (pursuant to the conversion set forth in Section 1.3 above); (iii) a promissory note in the original principal amount of $150,000.00, made payable to the order of Shumate, which will be payable in five monthly equal payments of $30,000, with the first such payment being due on the date that is one hundred and eighty days (180) after the Closing (the "Shumate

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Note"); (iv) a promissory note in the original principal amount of $100,000.00, made payable to the order of Clark, which will be payable in five monthly equal payments of $20,000, with the first such payment being due on the date that is one hundred and eighty days (180) after the Closing (the "Clark Note") (the Shumate Note and the Clark Note are hereinafter collectively referred to as the "Notes"); and (v) a cash amount equal to the reasonable expenses incurred by SMW and the Shareholders for audits, appraisals, and professional service fees related to the Merger (up to a maximum of $21,000); and (v) an Earn-Out Agreement in the form attached hereto as Exhibit "A" (the "Earn-Out Agreement"). Collectively, the matters referenced in items (i) through (v) above are referred to as the "Consideration." The Consideration shall be allocated among the Shareholders in accordance with their respective pro rata share ownership in SMW.

1.5 CANCELLATION OF TREASURY STOCK. At the Effective Time, all shares of SMW Common Stock that are owned directly or indirectly by SMW as treasury stock shall be canceled without any consideration being payable therefor.

1.6 CLOSING OF SMW TRANSFER BOOKS. At the Effective Time, the share transfer books of SMW shall be closed and no transfers of shares of SMW Common Stock shall thereafter be made.

1.8 ADDITIONAL CLOSING DELIVERIES.

         (a) At the Closing, Sub shall deliver to Lewis a certified copy of resolutions duly adopted by their respective directors (as applicable) approving the Merger.

         (b) At the Closing, SMW shall deliver to EHI a certified copy of the resolutions adopted by the Shareholders and directors approving the Merger.

                                    ARTICLE 2
           REPRESENTATIONS AND WARRANTIES OF SMW AND THE SHAREHOLDERS

SMW and the Shareholders hereby jointly and severally represent and warrant to and covenant and agree with EHI and Sub that the statements contained in this
Article 2 are correct as of the date of this Agreement and will continue to be correct as of the Effective Date and at the Effective Time as follows:

2.1 CORPORATE ORGANIZATION.

         (a) SMW is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to conduct its business as currently conducted and to own, operate and/or lease the Assets. Schedule 2.1(a) lists the current directors and officers of SMW. SMW does not transact business in any state other Texas and is not required to be qualified or licensed to do business in any jurisdiction other than Texas.

         (b) SMW has previously delivered to EHI and Sub true and correct copies of the Articles of Incorporation and Bylaws of SMW as in effect on the date

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hereof, and copies of the minute books of SMW. The minute books of SMW previously made available to EHI and Sub are complete and accurately reflect all action taken prior to the date of this Agreement by its board of directors, any committee of its board of directors, and shareholders, in their capacities as such. SMW is not in default or in violation of any provisions of its Articles of Incorporation or Bylaws.

2.2 CAPITALIZATION.

         (a) There are 10,000 authorized shares of SMW Common Stock, 1,000 shares of which are issued and outstanding. All of the outstanding shares of SMW Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person.

         (b) Shumate owns 600 shares of the outstanding SMW Common Stock, beneficially and of record, free and clear of all Encumbrances and restrictive agreements, including voting trust or Shareholders agreements, and Clark owns 400 shares of the outstanding SMW Common Stock, beneficially and of record, free and clear of all Encumbrances and restrictive agreements, including voting trust or Shareholders agreements, and each Shareholder has full authority to vote all of such SMW Common Stock owned by him as contemplated by this Agreement .

         (c) There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, contracts, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating SMW: (i) to issue, deliver or sell, or cause to be issued, delivered or sol, additional shares of capital stock of SMW or any securities or obligations convertible into or exchangeable for such shares or (ii) to grant, extend, or enter into any such option, warrant, purchase right, subscription right, conversion right, exchange right, contract, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding described above.

         (d) There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to SMW or the SMW Common Stock. There are no voting trusts, proxies or other arrangements or understandings with respect to the voting of the SMW Common Stock.

2.3 AFFILIATES. There are no Persons in which SMW owns any direct or indirect equity or other similar ownership interests.

2.4 POWER AND AUTHORITY: EXECUTION AND DELIVERY; EFFECT OF AGREEMENT.

         (a) SMW has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval by the Shareholders in accordance with the TBCA, to perform its obligations hereunder. Subject to obtaining the approval of the Shareholders, as required under the TBCA, the execution and delivery of this Agreement by SMW and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by SMW

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and constitutes a legal, valid, and binding obligation of SMW, enforceable against it in accordance with its terms. The Board of Directors of SMW has adopted a resolution directing that this Agreement and the Merger be submitted to the Shareholders for their approval and unconditionally recommending that this Agreement and the Merger be approved by the Shareholders.

         (b) Each of the Shareholders has the requisite legal capacity and full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Each of the Shareholders has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Shareholders, enforceable against them in accordance with its terms.

2.5 NO CONSENTS; NO VIOLATIONS; NO LOSS OF RIGHTS.

         (a) Except for the filing and recordation of Articles of Merger as required by the TBCA and as set forth in Schedule 2.5, the execution, delivery, and performance of this Agreement by SMW and the consummation by SMW of the transactions contemplated hereby will not: (i) violate or conflict with any existing term or provision of any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to which SMW and/or the Shareholders are bound or are subject; (ii) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the articles of incorporation or bylaws of SMW, any agreement or instrument to which SMW is a party or otherwise subject, or by which SMW, its business or any of the Assets or properties may be bound; (iii) result in the creation or imposition of any Encumbrance upon the business of SMW or any of its Assets or properties; (iv) give to others any right of termination, cancellation, acceleration or modification in or with respect to any agreement or instrument to which SMW is a party or otherwise subject, or by which SMW, its business or any of its Assets or properties may be bound or subject; or (v) breach any duty owed by SMW, or its officers, directors or Shareholders, to any Person.

         (b) Except as set forth in Schedule 2.5, no consents, approvals, or authorizations of any Person are required on the part of Shumate in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 2.5, the execution, delivery and performance by Shumate of this Agreement, the consummation by Shumate of the transactions contemplated hereby and the compliance by Shumate with the provisions hereof will not conflict with, or result in any violation of or default by Shumate (with or without notice or lapse of time, or both) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Shumate is a party or by which Shumate or any of Shumate's Assets or properties may be bound, or any statute or any judgment, decree, order, rule or regulation of any Governmental Entity to which Shumate is a party or by which Shumate or any of Shumate's Assets or properties may be bound.

         (c) Except as set forth on Schedule 2.5, the execution, delivery and performance of this Agreement by SMW will not result in the loss of any governmental license, franchise or permit possessed by SMW or give a right of acceleration or termination to any Person in respect of any agreement or other instrument to which SMW is a party or by which any of the Assets are bound, or result in the loss of any right or benefit under such agreement or instrument.

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2.6 FINANCIAL STATEMENTS.

         (a) True and correct copies of: (i) the balance sheet of SMW as of December 31, 2000 (the "Historical Balance Sheet"), (ii) the balance sheet of SMW for calendar year 2001 (the "2001 Balance Sheet"), (iii) the statement of income for the year ending December 31, 2000 (the "Historical Income Statement"), (iv) the statement of income for the year ending December 31, 2001 (the "2001 Income Statement"), and (v) the statement of income for the calendar year 2002 (the "Current Income Statement") have been delivered to Sub and EHI. SMW will deliver the balance sheet of SMW as of March 31, 2002 (the "Current Balance Sheet") on or before April 10, 2002. The Historical Balance Sheet, the 2001 Balance Sheet, the Current Balance Sheet, the Historical Income Statement, the 2001 Income Statement, and the Current Income Statement are collectively referred to as the "Financial Statements". The Financial Statements fairly present the financial position of SMW as of the dates thereof and the results of operations for the periods covered thereby, and, in each case, have been prepared in accordance with generally accepted accounting principles under current United States accounting rules and regulations, consistently applied; provided, however, the Current Balance Sheet may not be prepared in accordance with generally accepted accounting principles under current United States accounting rules and regulations, consistently applied . All of the Financial Statements are correct and complete in all respects (with the exception that the Current Income Statement and the Current Balance Sheet are correct and complete in all Material respects; provided, however, this limitation does not limit any other representations or warranties contained in this Agreement) and are consistent with the books and records of SMW.

         (b) Except as set forth on Schedule 2.6, as of December 31, 2001, SMW did not have any Liability of any kind or manner, either direct, accrued, absolute or otherwise, that is not reflected or disclosed in the 2001 Balance Sheet. Except as set forth on Schedule 2.6, as of March 29, 2002, SMW did not have any Liability of any kind or manner, either direct, accrued, absolute or otherwise, that is not reflected or disclosed in the Current Balance Sheet. The accounts receivable of SMW: (i) detailed in the Financial Statements all arose from valid transactions in the ordinary course of business of SMW. The accounts receivable shown on the Current Balance Sheet have been collected in full or are believed to be collectible at their full aggregate amounts. Accounts receivable created by SMW after March 29, 2002, and through the Effective Time have arisen or will arise only from valid transactions in the ordinary course of business of SMW.

2.7 ABSENCE OF MATERIAL ADVERSE CHANGES. Except as set forth on Schedule 2.7, since December 31, 2001, there has not been: (a) any Material adverse change in SMW's condition, (b) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of SMW's capital stock,
(c) (i) any granting by SMW to any executive officer of SMW of any increase in severance or termination pay or (ii) any entry by SMW into any employment, severance, or termination agreement with any such executive officer, (d) any damage, destruction or loss, whether or not covered by insurance, resulting in greater than $2,500.00 of damage, (e) any change in accounting methods, principles or practices by SMW, (f) any incurrence by SMW of or entry into any Liability (other than as detailed on the Current Balance Sheet), mortgage, lien or transaction, including capital expenditures or capital financing (or

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assumption or guarantee thereof), (g) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent, hinder or delay the ability of SMW or any of the Shareholders to consummate the transactions contemplated by this Agreement or (h) any agreement, in writing or otherwise, or any corporate action with respect to the foregoing. Except as set forth on Schedule 2.7, SMW is not aware of any event or condition that has occurred since December 31, 2001, or now exists that would be likely to result in a Material adverse change in SMW's Condition. Without limiting the generality of the foregoing, except as detailed on Schedule 2.7, since December 31, 2001:

         (a) except for that certain account receivable in the amount of $155,442 from officers that is listed in the 2001 Balance Sheet (the "Officer Receivables") that has been forgiven as of March 27, 2002, and except for the Conroe Contract, SMW has not sold, leased, transferred, or assigned any of its Assets, tangible or intangible, for consideration in excess of $10,000.00 on an individual basis or $20,000.00 in the aggregate, other than for a fair consideration in the ordinary course of business;

         (b) except for (i) the forgiveness of the Officer Receivable (ii) the Conroe Contract, and (iii) the Designated Leases, SMW has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either (1) involving more than $5,000.00 or (2) outside the ordinary course of business;

         (c) no Person (including SMW) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, lease, and licenses) involving more than $5,000.00 to which SMW is a party or by which SMW is bound;

         (d) SMW has not imposed any Encumbrance upon any of its Assets, tangible or intangible;

         (e) except for the forgiveness of the Officer Receivable and the Conroe Contract, SMW has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000.00 or outside the ordinary course of business;

         (f) SMW has not made any capital investment in, any loan to, or any acquisition of the securities or Assets of, any other Person (or series of related capital investments, loans, and acquisitions) either (1) involving more than $5,000.00 or (2) outside the ordinary course of business.

         (g) SMW has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000.00 singly or $10,000.00 in the aggregate;

         (h) SMW has not delayed or postponed the payment of accounts payable and other liabilities;

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         (i) SMW has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000.00 or outside the ordinary course of business;

         (k) SMW has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         (l) there has been no change made or authorized in the Articles of Incorporation, charter, or Bylaws of SMW;

         (m) SMW has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

         (n) SMW has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

         (o) SMW has not experienced any damage, destruction, or loss (whether or not covered by insurance) in excess of $1,000.00 to its property;

         (p) SMW has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

         (q) except for oral agreements (the "Oral Agreements") with Rick Robbins and Cory Cartensen whereby each such individual receives .3% (three tenths of one percent) each (for an aggregate amount of .6% [six tenths of one percent]) of quarterly revenues of SMW for so long as such individuals are employed, SMW has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

         (r) SMW has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

         (s) SMW has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Designated Plans);

         (t) SMW has not made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

         (u) SMW has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

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         (v) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving SMW that could have a Material impact on the current or future business of SMW; and

         (w) SMW has not committed to any of the foregoing.

2.8 COMPENSATION AND BENEFIT PLANS.

         (a) SCHEDULE 2.8 contains a complete and correct list of: (1) all employee welfare benefit and employee pension benefit plans of SMW as defined in sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits (including dependent care) or benefits in the event of sickness, accident, disability, death, termination of employment, executive compensation, or unemployment ("Plans") and (2) all other employee benefit agreements or arrangements that are not Plans ("Benefit Arrangements") (Plans and Benefit Arrangements being individually referred to as "Designated Plan" and collectively referred to as "Designated Plans").

         (b) Neither SMW nor any trade or business under common control with SMW within the meaning of Section 414(b) or (c) of the Code prior to the Effective Time maintains or has ever maintained, or became obligated to contribute to, any employee benefit plan: (i) that is subject to Title IV of ERISA, (ii) to which
Section 412 of the Code applies, (iii) that is a multiemployer plan (as defined in Section 3(37) of ERISA), or (iv) in connection with any trust described in
Section 501(c)(9) of the Code. SMW has not within the last five (5) years engaged in, and is not a successor corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA.

         (c) Each Designated Plan has been administered, maintained, and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including where applicable, ERISA and the Code, and all applicable governmental reporting requirements). Each Designated Plan intended to be qualified under section 401 of the Code: (i) satisfies in form the requirements of such section except to the extent amendments are not required by law to be made until a date after the Effective Time, (ii) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (iii) has not, since receipt of the most recent favorable determination letter, been amended, and
(iv) has not been operated in a way that would adversely affect its qualified status.

         (d) No act, omission, or transaction has occurred which would result in the imposition on SMW of a breach of fiduciary duty Liability or damages under
Section 409 of ERISA, a civil penalty assessed pursuant to Subsections (c), (i) or (1) of Section 502 of ERISA, or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code. Neither SMW nor any of its directors, officers, or employees has engaged in any transaction with respect to a Designated Plan that could subject SMW to a tax, penalty, or Liability for a prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, and none of the assets of any Designated Plan are invested in employer securities or employer

                                      -9-
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real property. Full payment has been made of all amounts which SMW is or has been required to have paid as contributions to or benefits due under any Designated Plan under applicable law or under the terms of any such Designated Plan, and there are no accrued but unpaid contributions of benefit obligations that are not reflected on the financial statements of SMW. There is no proceeding or other dispute pending or, to the best of the knowledge of SMW, threatened, and there is no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or other governmental entity pending, in progress or, to the best of the knowledge of SMW, threatened that involves any Designated Plan.

         (e) In connection with the consummation of the transactions contemplated in this Agreement, no employee or former employee of SMW will become entitled to any bonus, retirement, severance, job security, change in control or other benefit or enhanced benefit (including acceleration of an award, vesting or exercise of an incentive award) or any fee or payment of any kind as a result of any of the transactions contemplated hereby either alone or in conjunction with another event such as termination of employment.

         (f) All group health plans of SMW have at all times fully complied with all applicable notification and continuation coverage requirements of Section 4980B(f) of the Code and Section 601 of ERISA ("COBRA") and any similar state law. SMW has no current or projected Liability in respect of post-retirement or post-employment welfare benefits for retired, current or former employees, or for any stockholder or director who is not an employee, former employee or beneficiary thereof, except to the extent otherwise required by the COBRA continuation requirements of Section 4980B(f) of the Code and Section 601 of ERISA.

2.9 PROPERTIES TITLE AND RELATED MATTERS

         (a) Except for property that is listed in Schedule 2.13, SMW has good and marketable title to all of its respective personal property free and clear of all Encumbrances, except for Permitted Encumbrances and those Encumbrances set forth on Schedule 2.9(a). The Encumbrances set forth on Schedule 2.9(a) relate solely to the indebtedness listed on Schedule 2.11(b).

         (b) SMW has good title to all the leasehold estates pursuant to which all of the personal property leased by it is leased, free and clear and all Encumbrances, except for Permitted Encumbrances and those Encumbrances set forth on Schedule 2.9(a). SMW has not breached any provision of and is not in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by SMW) under the terms of any lease or other agreement pursuant to which the personal property leased by SMW is leased. To the best knowledge of SMW and Shumate, all of such leases or other agreements are in full force and effect. There are no pending or, threatened disputes with respect to any lease or other agreement pursuant to which the personal property leased by SMW is leased and, to the best knowledge of SMW and Shumate, the lessor thereunder has not breached any provision of and is not in default (and no event or circumstance exists that with notice, or the lapse or time or both, would constitute a default by the lessor) under the terms of any such lease or other agreement.

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         (c) SMW does not own any real property and has not owned any real property other than that listed on Schedule 2.9(c).

         (d) There is set forth on Schedule 2.9(d) a description of all real property leased by SMW. SMW has good title to all the leasehold estates pursuant to which the real property set forth on Schedule 2.9(d) is leased, free and clear of all Encumbrances, except for Permitted Encumbrances. SMW has not breached any provision of and is not in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by SMW) under the terms of any lease or other agreement pursuant to which the real property set forth on Schedule 2.9(d) is leased. All of such leases or other agreements are in full force and effect. There are no pending or threatened disputes with respect to any lease or other agreement pursuant to which the real property set forth on Schedule 2.9(d) is leased, and the lessor thereunder has not breached any provision of and is not in default (and no event or circumstance exists that with notice, or the lapse of time or both, would constitute a default by the lessor) under the terms of any such lease or other agreement.

2.10 LEGAL PROCEEDINGS.

         (a) There is no legal, judicial, administrative, governmental, arbitration or other action or proceeding or governmental investigation pending, or except as set out on Schedule 2.10, threatened against SMW or any director, officer or employee of SMW, or affecting any of its Assets or that would prevent, hinder or delay the ability of SMW to consummate the transactions contemplated by this Agreement (and SMW is not aware of any basis for any such action, proceeding or investigation), nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against SMW having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect. A list of all legal proceedings is set forth on Schedule 2.10(a), which also includes all past or settled proceedings. SMW has fully accrued for any payments that it believes are reasonably likely to be made in connection with such matters. SMW is not in violation of or default under any laws, ordinances, regulations, judgments, injunctions, orders or decrees (including any immigration laws or regulations) of any court or other Governmental Entity applicable to its business. There are no judgments, orders, injunctions, or decrees of any Governmental Entity in which SMW is a named party or any of its Assets are identified and subject.

         (b) There is no legal, judicial, administrative, governmental, arbitration or other action or proceeding pending or, to the best knowledge of SMW and Shumate, threatened against SMW or Shumate that could reasonably be expected to affect the ability of SMW or Shumate to perform their respective obligations under this Agreement.

2.11 INSURANCE Schedule 2.11 sets forth the insurance carried by SMW. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither SMW nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Except for the lack of products liability insurance, SMW has been covered since its inception by insurance in the scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. Schedule
2.11 describes any self-insurance arrangements affecting SMW.

2.12 RECORDS. SMW has records that accurately reflect its respective transactions, and has accounting controls sufficient to insure that such transactions are: (a) executed in accordance with its management's general and specific authorization and (b) recorded in conformity with good business practices.

2.13 MATERIAL CONTRACTS. SMW has delivered to EHI and Sub a true, correct and complete copy of each SMW Contract. With respect to each SMW Contract listed on
Schedule 2.13: (i) the SMW Contract is legal, valid, binding, enforceable and in full force and effect; (ii) except for the Wells Fargo Contract, the SMW Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in Breach, and no event has occurred which with notice or lapse of time would constitute a Breach or permit acceleration, termination, modification or cancellation under the SMW Contract; and (iv) no party has repudiated any provision of the SMW Contract. Further, except (i) as set forth in Schedule 2.13 (ii) for Customer Designs, and (iii) for this Agreement, SMW is not a party to or is bound by any agreement, contract, or commitment limiting the freedom of SMW or any Affiliate of SMW to engage in any line of business, to own, operate, sell, transfer, pledge, or otherwise dispose of or encumber any Asset or to compete with any Person or to engage in any business or activity in any geographic area. Schedule 2.13 sets forth with respect to each mortgage, security agreement, letter of credit or guaranty, a cross reference to the principal agreement, instrument or document referred to in Schedule 2.13 pursuant to which such mortgage, security agreement, letter of credit or guaranty was executed or to which such mortgage, security agreement, letter of credit or guaranty relates.

         (b) Schedule 2.13(b) sets forth: (i) the aggregate outstanding principal as of the date hereof, with respect to each loan, credit or other agreement, instrument or document listed in Schedule 2.13(a) relating to the borrowing of money by SMW and (ii) the amount of available borrowings as of the date hereof, with respect to each such loan, credit or other agreement, instrument or document.

         (c) Neither SMW nor any of the Shareholders has breached any provision of or are in default (and no event or circumstance exists that, with notice, or the lapse of time or both, would constitute a default) under the terms of any agreement listed in Schedule 2.13(a). All contracts, agreements, indentures, leases and other instruments listed in Schedule 2.13(a) are in full force and effect. There are no pending or, to the best knowledge of SMW and Shumate, threatened disputes with respect to the contracts, agreements, indentures, leases or instruments described in Schedule 2.13(a). SMW is not obligated to pay any liquidated damages under any of the contracts, agreements, indentures, leases or other instruments described in Schedule 2.13(a) and SMW is not aware of any facts or circumstances that could reasonably be expected to result in an obligation of SMW to pay any such liquidated damages.

2.14 BROKERAGE. Except for Buchanan Ventures, no investment banker, broker, or finder has acted directly or indirectly for SMW or Shumate in connection with this Agreement or the transactions contemplated hereby. No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of SMW or Shumate.

2.15 INTELLECTUAL PROPERTY.

         (a) SMW owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of SMW as presently conducted. Each item of Intellectual Property owned or used by SMW immediately prior to the Closing hereunder will be owned or available for use by SMW on identical terms and conditions immediately subsequent to the Closing hereunder. SMW has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

         (b) SMW has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and SMW and the directors and officers (and employees with responsibility for Intellectual Property matters) of SMW has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that SMW must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of SMW, Shumate, and the directors and officers (and employees with responsibility for Intellectual Property matters) of SMW, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of SMW.

         (c) Schedule 2.15 identifies each patent or registration which has been issued to SMW with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which SMW has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which SMW has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). SMW has delivered to the EHI correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) [and have made available to the EHI correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item]. Schedule 2.15 also identifies each trade name or unregistered trademark used by SMW in connection with its business and lists all Intellectual Property owned or used by SMW. With respect to each item of Intellectual Property required to be identified in Schedule 2.15:

                  (i) SMW possesses all right, title, and interest in and to the item, free and clear of any Encumbrances, license, or other restriction;

                  (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (iv) SMW has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

         (d) Schedule 2.15 identifies each item of Intellectual Property that any third party owns and that SMW uses pursuant to license, sublicense, agreement, or permission. SMW has delivered to EHI correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to-date). With respect to each item of Intellectual Property required to be identified in Schedule 2.15:

                  (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                  (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                  (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                  (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

                  (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                  (viii) SMW has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

         (e) To the knowledge of SMW, Shumate and the directors and officers (and employees with responsibility for Intellectual Property matters) of SMW, SMW will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

2.16 ENVIRONMENTAL MATTERS.

         (a) Each of SMW and the Shareholders, and their respective predecessors and Affiliates has complied and is in compliance with all Environmental Laws.

         (b) Without limiting the generality of the foregoing, SMW and the Shareholders have obtained and complied with, and are in compliance with, all permits, licenses, and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on Schedule 2.16.

         (c) None of SMW or the Shareholders, or their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Laws.

         (d) None of the following exists at any property or facility owned or operated by SMW: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

         (e) Neither SMW nor any of the Shareholders, or any of their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials, including without limitation any waste materials, hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Environmental Claims, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA, the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental Laws. No portion of the Assets or any other assets or properties currently or previously leased by SMW is part of a Superfund site under CERCLA or any similar ranking or listing under any similar state law.

         (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws.

         (g) Neither SMW nor any of the Shareholders, nor any of their respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

         (h) No facts, events, or conditions relating to the past or present facilities, properties or operations of SMW, or any of its respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

2.17 GOVERNMENTAL LICENSES AND PERMITS. SMW has all federal, state, local, and foreign governmental licenses and permits necessary to the conduct of its operations of business as currently conducted, such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the best knowledge of SMW and Shumate, threatened to revoke or limit any thereof. Schedule 2.17 contains a true, complete and accurate list of: (a) all such governmental licenses and permits, (b) all consents, orders, decrees and other compliance agreements under which SMW is operating or bound, copies of all of which have been furnished to EHI and Sub, and (c) all governmental licenses and permits applied for but not yet received by SMW. All such governmental licenses and permits shall transfer as operation of law as a result of the Merger without any adverse effect to the Surviving Corporation. SMW has not received and is unaware of any reports of inspections under the United States Occupational Safety and Health Act, or under any other applicable federal, state or local health and safety laws and regulations relating to SMW, its Assets and properties, or the operation of SMW's business. As of the date hereof, there are no safety, health, anti-competitive or discrimination claims that have been made or are pending that are threatened relating to the business or employment practices of SMW.

2.18 TAXES AND TAX MATTERS. Except as set forth in Schedule 2.18:

         (a) all returns (including income, franchise, sales and use, unemployment compensation, excise, severance, property, gross receipts, profits, payroll and withholding tax returns and information returns) and reports (collectively, the "Tax Returns") of or relating to any foreign, federal, state or local tax, assessment, levy, impost, duty, withholding, estimated payment or other similar governmental charge (collectively, together with any penalties, additions to Tax, fines, interest and similar charges thereon or related thereto, the "Taxes") that are required to be filed on or before the Effective Date, subject to any allowable extension periods, for, by, on behalf of or with respect to SMW, including, but not limited to, those relating to the income, business, operations, or property of SMW (whether on a separate, consolidated, affiliated, combined, unitary or any other basis), have been or will be timely filed with the appropriate foreign, federal, state and local authorities, and all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been or will be paid in full on or before the Effective Date;

         (b) all such Tax Returns and the information and data contained therein have been or will be properly and accurately compiled and completed, fairly present or will fairly present the information purported to be shown therein, and reflect or will reflect all liabilities for Taxes for the periods covered by such Tax Returns;

         (c) none of such Tax Returns are under audit or examination by any foreign, federal, state or local authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against SMW with respect to any such Tax Return, or any suits or other actions, proceedings, investigations or claims now pending or threatened against SMW with respect to any Tax, or any matters under discussion with any foreign, federal, state or local authority relating to any Tax, or any claims for any additional Tax asserted by any such authority;

         (d) all Taxes assessed and due and owing from or against SMW on or before the Effective Date (including, but not limited to, ad valorem Taxes relating to any property of SMW) have been or will be timely paid in full on or before the Effective Date;

         (e) all withholding Tax, Tax deposit and estimated Tax payment requirements imposed on SMW for any and all periods ending on or before the Effective Date, or through and including the Effective Date for periods that have not ended on or before the Effective Date, have been or will be timely satisfied in full on or before the Effective Date or reserves adequate for the payment of such withholding, deposit and estimated Taxes have been or will be established in the Current Balance Sheet;

         (f) the Financial Statements reflect and include adequate charges, accruals, reserves and provisions for the payment in full of any and all Taxes payable with respect to any and all periods ending on or before the respective dates thereof;

         (g) None of the Shareholders has any present plan or intention to engage in a sale, exchange, transfer, reduction of risk of ownership or other direct or indirect disposition of (i) shares of EHI Common Stock to be issued to such Shareholder in the Merger, which shares have an aggregate fair market value, as of the Effective Time, in excess of fifty percent (50%) of the aggregate fair market value, immediately prior to the Effective Time, of the outstanding SMW Common Stock or (ii) more than fifty percent (50%) of the shares of EHI Common Stock to be received by the Shareholders in the Merger;

         (h) Other than sales for a fair consideration and other matters in the ordinary course of its business and the events listed on Schedule 2.7, SMW has made (and will make) no transfer of any of its Assets in contemplation of the Merger or during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with EHI regarding the Merger (or any other form of disposition of the Assets or stock of SMW other than in the ordinary course of business). For the purposes of this Section, a transfer of Assets includes any distribution of Assets with respect to stock or in redemption of stock;

         (i) SMW has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and

         (j) SMW has not filed a consent under Code section 341(f) concerning collapsible corporations. SMW has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code section 280G. SMW has not been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). SMW has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code section 6662. SMW is not a party to any Tax allocation or sharing agreement.

         (k) pursuant to the Merger, at least ninety percent (90%) of the fair market value of the net Assets and at least seventy percent (70%) of the fair market value of the gross Assets held by SMW immediately prior to the Merger will continue to be held by the Surviving Corporation immediately subsequent to the Merger;

         (l) the Liabilities of SMW assumed by Sub and the liabilities to which the transferred Assets of SMW are subject were incurred by SMW in the ordinary course of business;

         (m) SMW is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(a) of the Code; and

         (n) at least fifty percent (50%) the fair market value of the Consideration will be in EHI Common Stock.

2.19 LABOR MATTERS. There are no collective bargaining or other labor union agreements to which SMW is a party or by which it is bound. There are no labor disputes to which SMW is a party. There are no strikes, slowdowns, or picketing against SMW (or any supplier of goods or services to SMW) pending or, to the best knowledge of SMW and the Shareholders, threatened. SMW has not received notice from any union or employees setting forth demands for representation, elections or for present or future changes in wages, terms of employment or working conditions.

2.20 WARRANTIES AND PRODUCT LIABILITY.

         (a) Except for warranties implied by law, SMW has not given or made any warranties in connection with the sale or rental of goods or services, including warranties covering the customer's consequential damages. SMW is not aware of any state of facts or the occurrence of any event forming the basis of any present claim in an amount in excess of $2,500.00 for all such claims against SMW with respect to warranties relating to products manufactured, sold, or distributed by SMW or services performed by or on behalf of SMW.

         (b) There is no state of facts or any event forming the basis of any present claim against SMW not fully covered by insurance, except for deductibles and self-insurance retentions, for personal injury or property damage alleged to be caused by products shipped or services rendered by or on behalf of SMW, other than matters arising in the ordinary course of business of SMW where any such claim would not have a Material adverse effect on the business, results of operations, financial condition, Assets or prospects of SMW, either individually or taken as a whole.

2.21 NO MISLEADING STATEMENTS. This Agreement, the schedules hereto and the information referred to herein, when taken as a whole, do not include any untrue statement of a Material fact and do not omit to state any Material fact necessary to make the statements contained herein or therein not misleading.

2.22 SECURITIES LAW MATTERS.

         (a) The Shareholders recognize and understand that the EHI Common Stock to be issued to them pursuant to the Merger (sometimes referred to as the "Securities") will not be registered under the Securities Act, or under the securities laws of any state (the "Securities Laws"). The Securities are not being so registered in reliance upon exemptions from the Securities Act and the Securities Laws which are predicated, in part, on the representations, warranties and agreements of the Shareholders contained herein.

         (b) The Shareholders each represent and warrant that (i) they have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the EHI Common Stock and the suitability thereof as an investment for them, (ii) each such Shareholder is an "accredited investor" within the meaning of Regulation D promulgated by the Commission pursuant to the Securities Act, (iii) the EHI Common Stock to be acquired by them in connection with the Merger will be acquired for such Shareholder's own beneficial interest and not as nominee for any other Person, and solely for investment and not with a view toward resale or redistribution in violation of the Securities Laws, (iv) their residence and domicile is in the State of Texas; (v) in connection with the transactions contemplated hereby, no assurances have been made concerning the future results of SMW or EHI or as to the value of the EHI Common Stock; (vi) the Shareholders were not solicited to purchase the Securities by any form of public advertisement or the like. The Shareholders understand that none of EHI, Sub or SMW is under any obligation to file a registration statement or to take any other action under the securities laws with respect to the Securities.

         (c) The Shareholders have consulted with their own counsel in regard to the Securities Laws and each is fully aware: (i) of the circumstances under which they are required to hold the Securities, (ii) of the limitations on the transfer or disposition of the Securities, (iii) that the Securities must be held indefinitely unless the transfer thereof is registered under the Securities Laws or an exemption from registration is available, and (iv) that no exemption from registration is likely to become available for at least one (1) year from the date of acquisition of the Securities. The Shareholders have been advised by their counsel as to the provisions of (a) Section 4(2) of the Securities Act;
(b) Regulation D, as promulgated by the Commission under the Securities Act; and
(c) Rules 144 and 145 as promulgated by the Commission under the Securities Act, and has been advised of the applicable limitations thereof. The Shareholders acknowledge that EHI, Sub and SMW are relying upon the truth and accuracy of the representations and warranties made by them in this Section 2.22 in consummating the transactions contemplated by this Agreement without registering the Securities under the Securities Laws.

         (d) EHI and Sub have made available to the Shareholders the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information which they possess or could reasonably acquire for the purpose of verifying the accuracy of information furnished to Shumate as set forth herein or for the purpose of considering the transactions contemplated hereby.

         (e) The Shareholders agree that the certificates representing their EHI Common Stock to be acquired pursuant to the Merger will be imprinted with the following legend, the terms of which are specifically agreed to:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT.

                  SALE, TRANSFER, HYPOTHECATION, ENCUMBRANCE, OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE PROVISIONS OF THE BYLAWS OF THE CORPORATION, AS AMENDED. ALL PROVISIONS OF THE BYLAWS, AS AMENDED, ARE INCORPORATED BY REFERENCE IN THIS CERTIFICATE. A COPY OF THE BYLAWS, AS AMENDED, MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE CORPORATION.

The Shareholders understand and agree that appropriate stop transfer notations will be placed in the records of EHI and with its transfer agents in respect of the EHI Common Stock which are to be issued to them in the Merger.


2.23 INDEBTEDNESS AND AGREEMENTS. Immediately subsequent to the Effective Time, the Surviving Corporation will have no indebtedness outstanding that is payable to the Shareholders or any of their Affiliates, except for the Notes, the Earn-Out Agreement, and the benefits pursuant to Designated Plans listed on the schedules hereto. Immediately subsequent to the Effective Time, except for this Agreement, there will be no agreements, contracts, leases, arrangements or other understandings (either written or oral) between the Shareholders, on the one hand, and the Surviving Corporation, on the other, except for benefits pursuant to Designated Plans listed on the schedules hereto and wages in the ordinary course of business.

2.24 UNDISCLOSED LIABILITIES. SMW does not have any Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liabilities for taxes, except for: (i) Liabilities disclosed on the face of the Current Balance Sheet (rather than in the notes thereto) and (ii) Liabilities which have arisen after December 31, 2001, in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). All such Liabilities are set forth on Schedule 2.24.

2.25 BROKERS' FEES. Except for Buchanan Ventures, neither SMW, nor the Shareholders have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement.

2.26 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of SMW are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with its terms at its recorded amounts, subject only to the reserve for bad debts set forth on the face of SMW's most recent balance sheet (rather than in any notes thereto).

2.27 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of SMW.

2.28 TANGIBLE ASSETS. SMW owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from Material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

2.29 INVENTORY. The inventory of SMW consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of SMW's Current Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of SMW.

2.30 CERTAIN FINANCIAL MATTERS. The following matters are true and correct as of the Closing Date:

         (a) SMW shall has a cash balance of at least $275,000 as of the Closing Date.

         (b) The accounts receivable of SMW equal or exceed $475,000 as of the Closing Date.

         (c) The accounts payable of SMW are less than or equal to $277,838 at the Closing.

         (d) The equipment debt of SMW (i.e. amounts owing by SMW for leased equipment) is less than $1,200,000.

         (e) SMW's plant, property, and equipment has a fair market value of at least $1,700,000 at the Closing.

         (f) SMW has works in progress of at least $994,000 at the Closing and substantially all of the material included in such works has been purchased and no amounts are owing with respect thereto.

         (g) SMW has purchase orders, requests to proposals, and verbal offers of over $1 million that have not been processed and that represent work to be done in the ordinary course of business.

2.31 CONROE CONTRACT. The approval of the Architectural Control Committee for Conroe Park North of Purchaser's site and construction plans, as detailed in
Section 5.b(i) of the Conroe Contract, has not been obtained.

2.32 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of SMW and the Shareholders contained in this Article 2 above shall survive the Closing hereunder and shall continue in full force and effect for two (2) years from the Closing except for the representations and warranties set forth in Sections 2.6, 2.10, 2.16 and 2.18 which shall continue in full force and effect until the expiration of thirty (30) days after the expiration of the applicable statute of limitations; and provided further, that the obligations of SMW and the Shareholders to indemnify EHI for all Liabilities to be Indemnified by the Shareholders shall continue in full force and effect until the expiration of thirty (30) days after the expiration of the applicable statute of limitations.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF EHI AND SUB

EHI and Sub hereby jointly and severally represent and warrant to and covenant and agree with SMW as follows:

3.1 CORPORATE ORGANIZATION EHI is a corporation duly organized, validly existing, and in good standing under the laws of Texas and Sub is a corporation duly organized, validly existing and in good standing under the laws of Texas. Each of EHI and Sub has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.

3.2 DUE AUTHORIZATION, EXECUTION AND DELIVERY; EFFECT OF AGREEMENT.

         (a) The execution, delivery, and performance by EHI and Sub of this Agreement and the consummation by EHI and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of EHI and Sub. This Agreement has been duly and validly executed and delivered by EHI and Sub and constitutes the legal, valid, and binding obligation of EHI and Sub, enforceable against each of them in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (b) The consummation by EHI and Sub of the transactions contemplated hereby will not violate any provision of, or constitute a default under, any contract or other agreement to which EHI or Sub is a party or by which either of them is bound, or conflict with its charter or by-laws, other than violations, defaults or conflicts that would not materially and adversely affect the ability of EHI or Sub to consummate the transactions contemplated by this Agreement.

3.3 CONSENTS. Except for the filing and recordation of Articles of Merger as required by the TBCA and those consents, approvals, authorizations, exemptions and filings, the failure to obtain or make would not materially and adversely affect the ability of EHI and Sub to consummate the transactions contemplated by this Agreement, there is no consent, approval clearance, waiver, order or authorization of, or exemption by, or filing with, any Governmental Entity required in connection with the execution, delivery or performance by EHI and Sub of this Agreement or the taking of any other action contemplated hereby that has not heretofore been made and obtained. The consummation of the transaction
(i) does not conflict with or violate any permit, concession, grant, franchise, statute, law, rule or regulation of any Governmental Entity or any order, judgment, award or decree of any court or other Governmental Entity to which Sub is subject or any of its assets is bound, and (ii) does not conflict with, or result in any breach of, or default or loss of any right under (or an event or circumstance that, with notice or the lapse of time, or both, would result in a default), or the creation of an Encumbrance pursuant to, or cause or permit the acceleration prior to maturity or "put" right with respect to, any obligation under, any indenture, mortgage, deed of trust, lease, loan agreement or other agreement or instrument to which Sub is a party or to which any of its assets are subject.

3.4 AUTHORIZATION FOR EHI COMMON STOCK. EHI has taken all necessary action to permit it to issue the number of shares of EHI Common Stock required to be issued pursuant to the terms of this Agreement. The shares of EHI Common Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights.

3.5 BROKERAGE. No investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect of this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of Sub or any Affiliate of Sub.

3.6 MATTERS RELATED TO SUB. Pursuant to the Merger, one hundred percent (100%) of the net assets of Sub held immediately prior to the Merger will be held by the Surviving Corporation immediately subsequent to the Merger.

3.7 FINANCIAL STATEMENTS. True and correct copies of (i) the consolidated balance sheet of EHI as of December 31, 2001 and, (ii) the consolidated income statement of EHI as of December 31, 2001 have been previously delivered to SMW and fairly present the financial position of EHI as of the date thereof and have been prepared in accordance with generally accepted accounting principles under current United States rules and regulations consistently applied.

3.8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of EHI and Sub contained in this Article 3 above shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years thereafter.

                                    ARTICLE 4
                            COVENANTS AND AGREEMENTS

The Parties covenant and agree as follows:

4.1 SHAREHOLDERS APPROVAL. Each of SMW and Sub shall, in accordance with the TBCA, submit this Agreement and the Merger to their respective shareholders for approval. Each of the Shareholders and EHI agrees to vote in favor of approval of this Agreement and the Merger and not to dissent or seek any appraisal rights on account of the Merger.

4.2 FURTHER ASSURANCES. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of SMW, the Surviving Corporation and its proper officers and directors, in the name and on behalf of SMW, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of SMW or otherwise to take any and all such action.

4.3 RELEASE.

         (a) As of the Effective Time, the Shareholders do hereby for themselves and their heirs, executors, administrators and legal representatives remise, release, acquit and forever discharge SMW and its respective Affiliates, partners, officers, directors and employees, in their capacities as such, and successors and assigns of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, which they now have, own, or hold or has at any time previously had, owned or held against SMW, or such Person in such capacity, including all liabilities created as a result of the negligence, gross negligence and willful acts of SMW and its employees and agents, existing as of the Effective Time or relating to any matter that occurred on or prior to the Effective Time; provided, however, that any claims, liabilities, debts or causes of action that may arise in connection with the failure of any of the Parties hereto to perform any of their obligations: (i) hereunder or under any other agreement relating to the Merger or hereby or (ii) from any breaches by any of them of this Agreement or any other agreement related to the Merger shall not be released or discharged pursuant to this Agreement.

         (b) The Shareholders represent and warrant that they have not previously assigned or transferred, or purported to assign or transfer, to any Person whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations released herein. The Shareholders covenant and agree that they will not assign or transfer to any Person or entity whatsoever all or any part of the claims, demands, liabilities, responsibilities, disputes, causes of action or obligations to be released herein. The Shareholders represent and warrant that they have read and understands all of the provisions of this Section 4.3 and that they have been represented by legal counsel of their own choosing in connection with the negotiation, execution, and delivery of this Agreement.

4.4 LITIGATION AND EXAMINATION SUPPORT. In the event and for so long as any Party is subject to any examination or audit or is actively contesting or defending against any proceeding, charge, complaint, claim or demand in connection with (i) the Merger or any other transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving SMW or any of its Assets, or any of the businesses or operations of SMW prior to the Effective Time, the other Parties will cooperate with the contesting or defending Party and its counsel in such contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification under Section 6).

4.5 COVENANT NOT TO COMPETE. Each Shareholder covenants that, as a material portion of the consideration for, and as a material inducement for, EHI's and Sub's agreement to enter into this Agreement and to perform their respective obligations hereunder, each such Shareholder hereby agrees that during the Term, and for a period of three (3) years after the Closing Date, such Shareholder shall not, whether for profit or not, whether on his own behalf or on behalf of any Person in any capacity whatsoever, engage in the "Prohibited Activity" (as hereinafter defined) within the "Relevant Geographical Area" (as hereinafter defined). Serving as a partner, member, trustee, receiver, custodian, manager, stockholder, officer, director, owner, joint venturer, associate, employee, consultant, adviser or in any other capacity whatsoever with respect to any Person engaged in the Prohibited Activity within the Relevant Geographical Area shall be conclusively deemed engagement in the Prohibited Activity within the Relevant Geographical Area regardless of whether such service is for profit or not or whether such Person engages in the Prohibited Activity for profit or not. For purposes hereof, the phrase "Prohibited Activity" shall mean, directly or indirectly, working independently or for any Person involved in any business engaged in by SMW immediately prior to the Closing Date (e.g. machinery design and/or manufacture of steel products, machining, steel fabrication and the design and manufacture of steel products as currently done ). For purposes hereof, the phrase "Relevant Geographical Area" shall mean the area within political boundaries of the State of Texas.; provided, however, if the aforesaid geographic area exceeds the maximum geographic area permitted by law or for any other reason does not state a geographic area within which the provisions of this Section 4.5 are enforceable, then the provisions of this Section 4.5 shall apply within the maximum geographic area permitted by law in which such provisions are enforceable.

         Each Shareholder further covenants that, as a material portion of the consideration for, and as a material inducement for, EHI's and Sub's agreement to enter into this Agreement and to perform their respective obligations hereunder, such Shareholder hereby agrees for a period of twenty-four (24) full calendar months after the Effective Date, such Shareholder shall not induce or attempt to influence or persuade any employee of Surviving Corporation or any of its affiliates to terminate his employment with the Surviving Corporation (or with the applicable affiliate).

         In addition to all other remedies at law and in equity which EHI and the Surviving Corporation might have for a Shareholder's breach of the covenants set forth in this Section 4.5, the Shareholders agree that in the event of any breach or attempted or threatened breach of any such covenant, the Surviving Corporation and EHI shall also have the right to obtain a temporary restraining order, temporary injunction and permanent injunction against such breaching Shareholder prohibiting such breach or attempted or threatened breach, merely by proving the existence of such breach, or attempted or threatened breach (by a preponderance of the evidence) and without the necessity of proving either inadequacy of legal remedy or irreparable harm.

         The Shareholders' respective covenants set forth in this Section 4.5 are independent and severable from every other provision of this Agreement; and the breach of any other provision of this Agreement by Sub or EHI or any other agreement between or among the Shareholders, on the one hand, and EHI or Sub, on the other hand, shall not affect the validity of the provisions of this Section
4.5 or constitute a defense of such Shareholder in any suit or action brought by the Surviving Corporation or EHI to enforce the provisions of this Section 4.5 or to seek any relief from such Shareholder's breach thereof, nor shall the same excuse or relieve the Shareholders' respective obligations to perform its obligations hereunder.

         Each of the Shareholders agrees and stipulate that: (i) the agreements and covenants not to compete contained in this Section 4.5 are fair and reasonable in light of all of the facts and circumstances of the relationship between the Shareholders, on the one hand, and Sub and EHI, on the other; (ii) the Consideration provided to Shareholders by this Agreement is not illusory; and (iii) the Consideration provided to the Shareholders under this Agreement gives rise to the interest on the part of the Surviving Corporation and EHI in restraining and prohibiting the Shareholders from engaging in the Prohibited Activity within the Relevant Geographical Area as provided under this Section
4.5 and the covenants not to engage in the Prohibited Activity within the Relevant Geographical Area pursuant to this Section 4.5 are designed to enforce such consideration. The Shareholders are aware, however, that in certain circumstances, courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of and not in derogation of the provisions of the preceding sentence, the Shareholders that if a court should decline to enforce the any of the provisions of this Section 4.5, such affected provisions shall be deemed to be modified to restrict competition with the Surviving Corporation, EHI, and their affiliates to the maximum extent, in both time and geography, which the court shall find enforceable. The provisions of this Section 4.5 shall survive the closing of this Agreement, and the termination of a Shareholder's employment with the Surviving Corporation (for whatever cause or reason).

4.6 RELEASE FROM LIABILITY. From and after the Closing, EHI covenants and agrees to exert good faith efforts to cause the Shareholders and their respective spouses to be released from all personal liability that any of them has previously expressly assumed for any debts, Contracts, or obligations of SMW (e.g., personal guarantees of indebtedness of SMW and the like).

4.7 STOCK OPTIONS. EHI agrees to provide up to fifty thousand (50,000) options, in the aggregate, to selected employees of SMW (as agreed upon by Shumate, Clark, and the Surviving Corporation) convertible into EHI Common Stock at a strike price equal to one hundred twenty percent (120%) of the fair market value of such EHI Common Stock as determined by the Board of Directors of EHI)

4.8 SHUMATE AND CLARK. Shumate and Clark agree to cause the Oral Agreements to be memorialized in writing within thirty (30) days of the Effective Date.

                                    ARTICLE 5
                        CONDITIONS TO OBLIGATION TO CLOSE

5.1 CONDITIONS TO OBLIGATION OF EHI AND SUB. The obligation of EHI and Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) the representations and warranties set forth in Article 2 above shall be true and correct in all respects at and as of the Closing.

         (b) SMW and the Shareholders shall have performed and complied with all of its and their respective covenants hereunder through the Closing Date.

         (c) Each of the Shareholders shall have entered into employment agreements with Sub in a form satisfactory to Sub and the Shareholders.

         (d) Sub shall have received the resignations, effective as of the Closing, of each director and officer of SMW other than those whom Sub shall have specified in writing at least three Business Days before the Closing.


                                    ARTICLE 6
                        INDEMNIFICATION AND REIMBURSEMENT

6.1 SHAREHOLDERS INDEMNITIES From and after the Effective Time, the Shareholders shall absolutely and irrevocably, jointly and severally, indemnify, defend and hold harmless EHI and every Affiliate of EHI (including Sub and SMW) and their respective directors, stockholders, officers, employees, agents, consultants, representatives, successors, transferees and assignees (collectively, the "Parties to be Indemnified by the Shareholders") from, against and in respect of any and all Claims that arise or result from or relate to the matters described in clauses (a) through (d) in this Section 6.1 (herein collectively referred to as the "Liabilities to be Indemnified by the Shareholders"). However, the Shareholders shall not be obligated to indemnify the Parties to be Indemnified by the Shareholders until the Liabilities to be Indemnified by the Shareholders exceed, on a cumulative basis, the aggregate amount of $35,000.00 (the "Threshold Amount"), and then only to the extent any such Liabilities to be Indemnified by the Shareholders sustained by the Parties to be Indemnified by the Shareholders exceeds such Threshold Amount. Additionally, the liability of each Shareholder shall not exceed the portion of the Consideration received by such Shareholder (such amount being referred to as the "Cap").

         (a) the breach of any representation or warranty made by SMW or by any of the Shareholders contained in this Agreement or in any certificate, exhibit, schedule or other document furnished or delivered to EHI and Sub by the Shareholders or SMW in connection with this Agreement;

         (b) The Shareholders' failure to perform any of their covenants or agreements under or contained in this Agreement or in any certificate, exhibit, schedule or other document furnished or delivered to EHI and Sub by the Shareholders or SMW in connection with this Agreement;

         (c) any Claim for Taxes relating to a period ending on or before the Effective Time or an event occurring on or before the Effective Time, including for any additional Taxes assessed as a result of or arising from an audit or examination of Tax Returns filed on or before the Effective Time or a recharacterization of any revenues, deductions or expenses reported or claimed thereon; and

         (d) any Environmental Claim arising from any event, condition, activity, incident, action or omission existing or occurring: (i) prior to the Effective Time relating in any way to the Assets or business of SMW (including the ownership, operation or use of the Assets and business of SMW and the conduct of SMW prior to the Effective Time) and (ii) prior to, on or after the Effective Time relating in any way to the conduct of any business of the Shareholders other than SMW.

6.2 EHI INDEMNITIES. From and after the Effective Time, EHI shall absolutely and irrevocably indemnify, defend and hold harmless the Shareholders and every Affiliate of the Shareholders (excluding SMW) and their respective directors, stockholders, officers, employees, agents, consultants, representatives, heirs, successors, transferees and assignees (collectively, the "Parties to be Indemnified by EHI") from, against and in respect of any and all Claims that arise or result from or relate to the matters described in clauses (a) and (b) of this Section 6.2 (herein collectively referred to as the "Liabilities to be Indemnified by EHI"); provided, that EHI shall not be obligated to indemnify the Shareholders for any Liability that also constitutes a Liability to be Indemnified by the Shareholders to the extent that such Liability is a Liability to be Indemnified by the Shareholders.

         (a) the breach of any representation or warranty made by EHI or Sub contained in this Agreement or in any certificate, exhibit, schedule or other document furnished or delivered to the Shareholders by EHI or Sub in connection with this Agreement;

         (b) EHI or Sub's failure to perform any of its respective covenants or agreements under or contained in this Agreement or in any certificate, exhibit, schedule or other document furnished or delivered to the Shareholders by EHI or Sub in connection with this Agreement; and

         (c) any personal liability that any of Shareholders and/or their respective spouses has previously expressly assumed for any debts, Contracts, or obligations of SMW (e.g., personal guarantees of indebtedness of SMW and the like), provided that the same are listed on Schedule 2.13.

6.3 NOTICE OF CLAIM.

         (a) For purposes of this Article 6, the term "Indemnifying Party" when used in connection with a particular Claim shall mean the party having an obligation to indemnify the other party with respect to the Claim pursuant to this Article 6, and the term "Indemnified Party" when used in connection with a particular Claim shall mean the party having the right to be indemnified with respect to the Claim by the other party pursuant to this Article 6.

         (b) Each party agrees that promptly after it becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article 6, the party will provide notice thereof in writing to the other party (a "Claim Notice") specifying the nature and specific basis for such Claim, and to the extent feasible the estimated amount of damages attributable thereto, and a copy of all papers served with respect to the Claim (if any). For purposes of this
Section 6.3, receipt by a party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any Person other than a party to this Agreement that gives rise to a Claim on behalf of the party shall constitute the discovery of facts giving rise to a Claim by it and shall require prompt notice of the receipt of such matter. The failure of an Indemnified Party to send a Claim Notice shall not relieve the Indemnifying Party from Liability hereunder with respect to the Claim except to the extent, and only to the extent, the failure prejudiced the Indemnifying Party.

6.4 INDEMNIFICATION. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

         (a) FIRST PARTY CLAIMS If any Indemnified Party should have a Claim against any Indemnifying Party hereunder that does not involve a third party claim asserted against an Indemnified Party that could give rise to a right of indemnification under this Agreement ("Third Party Claim"), the Indemnified Party shall transmit to the Indemnifying Party a Claim Notice with respect to the Claim. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Claim Notice (the "Election Period") that the Indemnifying Party disputes the Claim, the Claim specified by the Indemnifying Party in the Claim Notice shall be deemed a Liability of the Indemnifying Party hereunder and shall be paid as provided in Subsection 6.4(c). If the Indemnifying Party has timely disputed the Claim within the Election Period, as provided above, such dispute shall be resolved by arbitration as set forth in Section 8.11.

         (b) THIRD PARTY CLAIMS If an Indemnified Party shall have a Third Party Claim asserted against it, the Indemnified Party shall transmit to the Indemnifying Party a Claim Notice relating to the Third Party Claim. During the Election Period, an Indemnifying Party shall notify an Indemnified Party (y) whether the Indemnifying Party disputes its potential Liability to the Indemnified Party under this Article 6 with respect to the Third Party Claim and
(z) whether an Indemnifying Party desires, at the sole cost and expense of such Indemnifying Party, to defend the Indemnified Party against the Third Party Claim. If the Indemnifying Party does not notify the Indemnified Party within the Election Period that the Indemnifying Party disputes its potential Liability of the Third Party Claim, the potential Liability of the Third Party Claim specified by the Indemnifying Party in the Claim Notice shall be deemed a Liability of the Indemnifying Party hereunder and shall be paid as provided in Subsection 6.4(c). If the Indemnifying Party has timely disputed its potential Liability under the Third Party Claim within the Election Period, as provided above, such dispute shall be resolved by arbitration as set forth in Section 8.11.

                  (i) If an Indemnifying Party notifies an Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential Liability to the Indemnified Party under this Article 6 and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this
Section 6.4; provided that such settlement shall not impose any obligations upon the Indemnified Party or deprive the Indemnified Party of any rights without its consent. The Indemnifying Party shall have full control of such defense and proceedings, including, subject to the preceding sentence, any compromise or settlement thereof. The Indemnified Party is hereby authorized, (at the sole cost and expense of the Indemnifying Party but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interest or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action that is prejudicial and conclusively causes a final adjudication adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to the Third Party Claim to the extent so adjudicated). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claims, including by making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. The Indemnified Party shall have the right to participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 6.4, and shall bear its own costs and expenses with respect to any such participation.

                  (ii) If an Indemnifying Party timely disputes its potential Liability for the Third Party Claim within the Election Period, or if the Indemnifying Party fails to notify an Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Subsection 6.4(b) (or notifies the Indemnified Party that it elects not to defend the Indemnified Party), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Subsection 6.4(b) but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right but not the obligation to defend, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), the Third Party Claim by such proceedings deemed reasonably appropriate by the Indemnified Party and its counsel. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement of such Third Party Claim; provided, that if the Indemnifying Party agrees to indemnify the Indemnified Party under this Article 6, the Indemnified Party shall not enter into any compromise or settlement of such Third Party Claim without the Indemnifying Party's consent, which shall not be unreasonably withheld or delayed. If requested by the Indemnified Party, the Indemnifying Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim that the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in questions, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. Notwithstanding the foregoing in this Subsection 6.4(b), if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential Liability to the Indemnified Party under this Article 6 and if such dispute is resolved in favor of the Indemnifying Party pursuant to Section 8.12, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Article 6 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of the Indemnifying Party in connection with the Third Party Claims, excluding however any litigation with respect to its indemnify obligation hereunder. The

Indemnifying Party shall have the right to participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 6.4, and the Indemnifying Party shall bear its own costs and expenses with respect to any such participation.

         (c) PAYMENTS. Payments of all amounts owing by an Indemnifying Party as a result of a Third Party Claim shall be made within five (5) Business Days after the earlier of: (i) the settlement of the Third Party Claim and (ii) the expiration of the period of appeal of a final adjudication of the Third Party Claim. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third Party Claim shall be made within five (5) Business Days after the later of (y) thirty (30) days after the expiration of the Election Period or
(z) if contested through dispute resolution proceedings, the expiration of the period for appeal of a final adjudication of the Indemnifying Party's Liability to the Indemnified Party under this Agreement. Notwithstanding the above, if the Indemnifying Party has not contested its indemnity obligations hereunder and has not elected to assume the defense of a Third Party Claim, the Indemnifying Party shall reimburse (promptly after the receipt of each invoice therefor) the Indemnified Party for the reasonable costs and expenses incurred by the Indemnified Party in contesting the Third Party Claim together with reasonable support for such expenditures.

6.5 SUBROGATION RIGHTS. If the Indemnified Party is one of the Parties to be Indemnified by EHI and the Indemnified Party has a right against a Person (other than one of the other Parties to be Indemnified by EHI) with respect to any damages or other amounts paid to the Indemnified Party by EHI, then EHI shall, to the extent of such payment, be subrogated to the right of such Indemnified Party. If the Indemnified Party is one of the Parties to be Indemnified by the Shareholders and the Indemnified Party has a right against a Person (other than one of the other Parties to be Indemnified by the Shareholders) with respect to any damages or other amounts paid to such Indemnified Party by the Shareholders, then the Shareholders shall, to the extent of such payment, be subrogated to the right of such Indemnified Party.

6.6 INSURANCE PROCEEDS: INTEREST. In determining the amount of any loss, Liability or expense for which any party is entitled to indemnification under this Article 6, the gross amount thereof: (a) will be reduced by any insurance proceeds realized or to be realized by such party and (b) will be increased by:
(i) to the extent such payment is based on amounts paid by the Indemnified Party, interest on such amount at the rate quoted from time to time on London Interbank Market for thirty (30) day borrowings, plus one and one-half percent (1-1/2%) from the date such payment is made until payment is made as required hereunder and (ii) to the extent such payment is based on losses incurred by the Indemnified Party, interest on such amount at the rate quoted from time to time on London Interbank Market for thirty (30) day borrowings, plus one and one-half percent (1-1/2%) from the date of such loss until payment is made as required hereunder. Any payment for indemnification by the Shareholders may be treated by the Shareholders as an adjustment to the Consideration. No indemnity or other obligation hereunder in favor of SMW or EHI or Sub, on the one hand, or the Shareholders on the other hand, shall be construed so as to permit double recovery.

6.7 INDEPENDENT INDEMNITIES. The parties acknowledge and agree that each of the indemnities under Section 6.1 and each of the indemnities under Section 6.2 may be relied upon independently.

6.8 INVESTIGATION AND DUE DILIGENCE. No investigation, examination, audit, inspection or other due diligence prior to the Closing shall affect the parties' respective rights to indemnity pursuant to this Agreement; provided, that the foregoing is not intended to affect the representations, warranties and other agreements as modified by the Schedules to this Agreement.

6.9 NO IMPLIED REPRESENTATIONS OR WARRANTIES The Parties hereto acknowledge that no Party hereto has made any representation or warranty, express or implied, to any other Party other than the express representations and warranties set forth herein.

6.10 RIGHT OF WITHHOLDING OR SET-OFF. Upon notice to the Shareholders specifying in reasonable detail the basis for such set-off, the Parties to be Indemnified by the Shareholders shall have the right to set off any amount to which any or all of them may be entitled under this Article 6 against amounts otherwise payable as part of the Consideration (e.g., the Notes and/or the Earnout Agreement), unless the Shareholders object to such set-off within ten (10) Business Days after such notice is given. If offset against the Notes, any such set-off shall affect the timing and amount of payments required under the Notes in the same manner as if EHI had made a permitted prepayment thereunder. If the Shareholders object to such set-off in writing within ten (10) Business Days after such notice is given, the Parties to be Indemnified by the Shareholders shall have the right to withhold any amounts to which any or all of them may be entitled under this Article 6 from amounts otherwise payable as part of the Consideration, and deposit such amount into an escrow account established pursuant to an escrow agreement in form and substance reasonably acceptable to the Parties, pending final determination of the Parties' dispute pursuant to
Section 8.11. Any exercise of such right of set-off or withholding in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Notes, the Earnout Agreement, or this Agreement. Additionally, subject to the provisions of Section 6.1 above regarding the Threshold Amount and the Cap, after the exhaustion by the Parties to be Indemnified by the Shareholders of all rights of offset against amounts owing under the Notes, if there are any Liabilities to be Indemnified by the Shareholders that remain unsatisfied AFTER offsetting the amount of such Liabilities to be Indemnified by the Shareholders against the outstanding amounts owing under the Notes, then EHI (on behalf of the Parties to be Indemnified by the Shareholders), in addition to any and all other remedies available to it in this Article 6, shall have the right and option to transfer, on the books of EHI, FROM the name of the Shareholders TO the name of EHI that number of shares of EHI Common Stock owned by the Shareholders whose value, at the Agreed Valuation (hereinafter defined), is equal to the amount of such Liabilities to be Indemnified by the Shareholders that remain properly due and payable by the Shareholders in accordance with this Article 6. For the purpose of the immediately preceding sentence, it is agreed by the Parties that the "Agreed Valuation" of the EHI Common Stock shall be $1.50 per share (provided that if EHI shall effect a subdivision or consolidation of the shares of its common stock or other capital readjustment, the payment of a stock dividend, or other increase or reduction in the number of shares of its common stock outstanding, then in such event, the Agreed Valuation shall be proportionately increased or decreased, as the case may be).


                                    ARTICLE 7
                                   DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings given to them in this Article 7 unless defined elsewhere in this Agreement.

         "AAA" shall have the meaning such term is given in Subsection 8.11(b).

         "Affiliate" means, with respect to any Person, any Person that, directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified. With respect to a natural person, the term "Affiliate" includes such person's immediate family.

         "Agreement" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         "Assets" means all the assets and properties owned by SMW, tangible and intangible, real, personal and mixed.

         "Breach" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

         "Business Day" means any day other than Saturday, Sunday, or other day on which federally chartered commercial banks in Houston, Texas are authorized or required by law to close.

         "CERCLA" means the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.

         "Claim" means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, Encumbrances, impositions, fines, penalties, administrative orders, deficiencies, levies, duties, obligations, costs, expenses, liabilities, actual damages (and, only with respect to Third Party Claims, consequential and punitive damages), including in each case, interest, penalties, reasonable attorneys' fees, disbursements and reasonable costs of investigations and litigation, including a reasonable allocation of the time spent by management of SMW or EHI in investigating the facts and circumstances relating to the Claim or responding to an audit or investigation.

         "Claim Notice" shall have the meaning such term is given in Subsection 6.3(b).

         "Closing" shall have the meaning such term is given in Section 1.2.

         "Conroe Contract" shall mean that certain Purchase and Sale Agreement by and between Conroe Industrial Development Corporation and SMW.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the United States Securities and Exchange
Commission.

         "Consideration" shall have the meaning such term is given in Subsection 1.3(a).

         "Control", "controlled by", or "under common control" or any similar or related terminology means a Person has: (i) ownership of fifty percent (50%) or more of the stock ownership or equivalent beneficial ownership interest of a Person; (ii) the ability, directly or indirectly, to exercise thirty percent (50%) or more of the voting rights of a Person; or (iii) the ability, directly or indirectly, to direct the management or policies of such Person, whether through the ownership of voting rights, pursuant to a contract, or otherwise.

         "Contract" means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

         "Customer Designs" shall mean designs or drawings prepared and owned by customers of SMW that are utilized by SMW in connection with the performance of work for SMW customers and that sometimes impose upon SMW a duty not to utilize such designs for others and/or to keep such designs confidential.

         "Designated Plan" shall have the meaning such term is given in Subsection 2.8(a).

         "Designated Leases" shall mean (i) that certain Master Lease Agreement dated January 23, 2002 between SMW and Citicorp Vendor Finance, Inc. covering a used 1999 HAAS VF-6 Vertical Machinery Center and (ii) that certain lease with TCF Leasing, Inc. dated February 17, 2002 covering 1-Hwacheon Mega 95.

         "Effective Date" means the date on which the Effective Time occurs.

         "Effective Time" means the date and time when the Merger shall become effective.

         "EHI" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         "EHI Common Stock" shall mean the $.001 value common stock of EHI.

         "Election Period" shall have the meaning such term is given in Subsection 6.4(a).

         "Encumbrance" means any security interest, mortgage, pledge, trust, claim, lien, charge, option, defect, restriction, encumbrance or other right or interest of any third Person of any nature whatsoever.

         "Environmental Claims" shall mean any and all actions, suits, demands, demand letters, claims, complaints, notices of non-compliance or violation, enforcement actions, investigations, or proceedings, relating in any way to: (i) the presence, alleged presence, or use of any Hazardous Material on, under, or about any property or facility, or the migration or alleged migration of Hazardous Materials to or from the any property or facility, regardless of the source of such migration or when such migration occurred or when such presence is discovered; (ii) the release or threatened release of any Hazarodus Material on, under, to or from any property or facility regardless of the source of such release or when such release occurred, or (iii) the violation of any Environmental Law. Environmental Claims includes, without limitation, any and all claims by third parties seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief or any other form of recovery arising in connection with any Hazardous Materials or arising from any alleged injury or threat of injury to property, human health or the environment.

         "Environmental Laws" shall mean all federal, state or local laws, codes, rules, ordinances, regulations, administrative rulings and decisions, directives, court decisions, orders, decrees, documents, and guidance relating to health, safety or the environment, including without limitation CERCLA, the Hazardous Material Transportation Act (49 U.S.C. 1801 ET SEQ.), RCRA, the Clean Air Act (42 U.S.C. 7401 ET SEQ.), the Clean Water Act (33 U.S.C. 1251 ET SEQ.), the Toxic Substances Control Act, as amended (15 U.S.C. 2601 ET SEQ.), the National Environmental Policy Act (42 U.S.C. 4321 ET SEQ.), the Oil Pollution Act (33 U.S.C. 2701 ET SEQ.), and the Occupational Safety and Health Act (29 U.S.C. 651 ET SEQ.), Federal Water Pollution Control Act, the Safe Drinking Water Act, as these laws have been amended or supplemented, and all other laws, statutes, ordinances, rules, regulations, orders and determinations of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) exposure to hazardous, toxic or other harmful substances. The terms "hazardous substance", "release" and "threatened release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that, to the extent the laws of the state in which any Assets are or were located currently provide for a meaning for "hazardous substance", "release", "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Financial Statements" shall have the meaning such term is given in
Section 2.6.

         "Governmental Entity" means the United States of America, any state, province, territory, county, city, municipality and any subdivision thereof, any court, administrative or regulatory agency, commission, department or body or other governmental authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Material" shall mean any substance that poses a threat to, or is regulated to protect, human health, safety, public welfare, or the environment, including without limitation: (a) any "hazardous substance," "pollutant" or "contaminant," and any "petroleum" or "natural gas liquids" as those terms are defined or used under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss. 9601, et seq.) ("CERCLA"), (b) "solid waste" as defined by the Federal Solid Waste Disposal Act (42 U.S.C. ss.6901, et seq.), (c) any substance whose presence on any property or facility would cause or would threaten to cause a nuisance upon the such property or facility or to adjacent properties,
(d) any substance whose presence on adjacent properties could constitute a trespass by any party, (e) asbestos or a material containing asbestos, (f) any material that contains lead or lead based paint, (g) any radioactive materials,
(h) any infectious materials, (i) toxic microorganisms, including mold, mildew or fungi, (j) oil, other petroleum products, and their respective by-products, or (k) any substance the presence or release of which requires reporting, investigation or remediation under any Environmental Laws.

         "Indemnified Party" shall have the meaning such term is given in Subsection 6.3(a).

         "Indemnifying Party" shall have the meaning such term is given in Subsection 6.3(a).

         "Intellectual Property" means patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know how, trade secrets, designs, plans, manuals, processes and other proprietary intellectual property rights and computer programs, and all registrations for, and applications for registration of, any of the foregoing.

         "IRS" means the United States Internal Revenue Service.

         "Liability" means any liability whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including, but not limited to, any liability for Taxes.

         "Liabilities to be Indemnified by EHI" shall have the meaning such term is given in Section 6.2.

         "Liabilities to be Indemnified by the Shareholders" shall have the meaning such term is given in Section 5.1.

         A single event, occurrence, fact or matter will be deemed to be "Material", to have a "Material" adverse effect, to cause a "Material" change or to be "Materially" affected if such event, occurrence, fact or matter, together with all other events, occurrences, facts or matters that could reasonably be expected to result as a consequence thereof, would or does result in a loss to SMW of $5,000.00, or that would constitute a or result in a criminal violation of law.

         "Merger" shall have the meaning such term is given in the recitals to this Agreement.

         "Parties to be Indemnified by EHI" shall have the meaning such term is given in Section 6.2.

         "Parties to be Indemnified by the Shareholders" shall have the meaning such term is given in Section 6.1.

         "Permitted Encumbrances" means (a) Encumbrances for current taxes and assessments not yet past due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are reflected in the Financial Statements, (b) mechanics and materialmen Encumbrances for construction in progress to the extent not perfected by filing, recording, giving of notice or other appropriate action in the relevant jurisdiction, and (c) workmen, repairmen, warehousemen, carriers, lessors and operators Encumbrances arising in the ordinary course of business to the extent not perfected by filing, recording, giving of notice or other appropriate action in the relevant jurisdiction.

         "Person" means any individual, corporation, association, partnership, joint venture, trust, estate or unincorporated organization or Governmental Entity.

         "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended.

         "Securities Act" means the Securities Exchange Act of 1933.

         "SMW" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         "SMW Common Stock" shall mean the no par value common stock of SMW.

         "SMW Contract" means any Contract (i) under which SMW has or may acquire any rights or benefits; (ii) under which SMW has or may become subject to any obligation or Liability; or (iii) by which SMW or any of the Assets is or may become bound.

         "Sub" shall have the meaning such term is given in the introductory paragraph to this Agreement.

         "Surviving Corporation" shall have the meaning such term is given in Subsection 1.1(a).

         "Taxes" shall have the meaning such term is given in Section 2.18.

         "Tax Returns" shall have the meaning such term is given in Section
2.18.

         "Third Party Claim" shall have the meaning such term is given in Subsection 6.4(a).

         "Wells Fargo Line of Credit" means that certain line of credit with Wells Fargo Bank Texas, N.A. in the maximum amount of $100,000, which has an outstanding balance of $60,856.95 as of March 29, 2002.


                                    ARTICLE 8
                                  MISCELLANEOUS

8.1 ENTIRE AGREEMENT This Agreement constitutes the sole understanding of the Parties with respect to the matters provided for herein and supersede any previous agreements and understandings between the Parties with respect to the subject matter hereof (including, without limitation, that certain Acquisition Term Sheet dated January 16, 2002 and executed January 17, 2001 by EHI and SMW). No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties hereto.

8.2 SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon EHI, Sub, SMW and the Shareholders and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, Sub may assign its rights in this Agreement to an Affiliate; provided, however, that any such assignment by Sub shall not release EHI or Sub from any of their obligations or agreements under this Agreement.

8.3 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, other than as expressly provided for herein, each of the Parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts, and all other expenses incurred by such Party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

8.4 INVALIDITY If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner Materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

8.6 HEADINGS. The headings of the Sections and paragraphs of this Agreement and of the Schedules hereto are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

8.7 CONSTRUCTION AND REFERENCES. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require. Unless otherwise specified, all references in this Agreement to Sections, paragraphs or clauses are deemed references to the corresponding Sections, paragraphs or clauses in this Agreement, and all references in this Agreement to Schedules or Exhibits are references to the corresponding Schedules and Exhibits attached to this Agreement. Unless otherwise specified, the words "including" and "include", and similar words, as used in this Agreement are not to be construed as limiting.

8.8 MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar).

8.9 NOTICES. Any notice, request, instruction, or other document to be given hereunder by any Party hereto to any other party shall be in writing and delivered personally, by facsimile (with receipt confirmed) or by registered or certified mail, postage prepaid:

            If to SMW:                   Shumate Machine Works, Inc.
                                         31719 FM 2978
                                         Magnolia, Texas 77354
                                         Attention:  Larry C. Shumate, President
                                         Confirm:  (281) 252-8000
                                         Facsimile:  (281) 252-8080

            With a copy (which shall     Crady, Jewett & McCulley, L.L.P.
            not constitute notice) to:   2727 Allen Parkway, Suite 1700
                                         Houston, Texas  77019-2125
                                         Attention:  Stephen A. Lee
                                         Confirm:  (713) 739-7007
                                         Facsimile:  (713) 739-8403

            If to the Shareholders:      Larry C. Shumate
                                         15719 Lakeway Drive
                                         Willis, Texas 77318

            AND TO:                      Russ Clark
                                         4828 Moonlight Drive
                                         Willis, Texas 77318

            With a copy (which shall     Crady, Jewett & McCulley, L.L.P.
            not constitute notice) to:   2727 Allen Parkway, Suite 1700
                                         Houston, Texas  77019-2125
                                         Attention:  Stephen A. Lee
                                         Confirm:  (713) 739-7007
                                         Facsimile:  (713) 739-8403

            If to EHI:                   Excalibur Holdings, Inc.
                                         16825 Northchase Drive, Suite 630
                                         Houston, Texas  77060
                                         Attention:  Matthew C. Flemming
                                         Confirm:  (281) 646-7009
                                         Facsimile:  (281) 599-7453

            With a copy (which           Haynes and Boone, L.L.P.
            shall not constitute notice) 1000 Louisiana Street, Suite 4300
            to:                          Houston, Texas  77002
                                         Attention:  Thomas J. McCaffrey
                                         Confirm:  (713) 547-2107
                                         Facsimile:  (713) 236-5661

            If to Sub:                   Excalmergeco, Inc.
                                         16825 Northchase Drive, Suite 630
                                         Houston, Texas  77060
                                         Attention:  Matthew C. Flemming
                                         Confirm:  (281) 646-7009
                                         Facsimile:  (281) 599-7453

            With a copy (which           Haynes and Boone, L.L.P.
            shall not constitute notice) 1000 Louisiana Street, Suite 4300
            to:                          Houston, Texas  77002
                                         Attention:  Thomas J. McCaffrey
                                         Confirm:  (713) 547-2107
                                         Facsimile:  (713) 236-5661

or at such other address for a Party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the third (3rd) day after the day it is so placed in the mail. Any notice which is sent by facsimile shall be deemed to have been duly given to the Party to which it is addressed upon telephonic confirmation of the same as provided herein. A copy of any notices delivered by facsimile shall promptly be mailed in the manner herein provided to the Party to which such notice was given.

8.10 GOVERNING LAW: This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the conflicts or choice of law rules of the State of Texas.

8.11 RESOLUTION OF DISPUTES.

         (a) NEGOTIATION. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives or other persons who have authority to settle the controversy. Any Party may give the other disputing Party written notice of any dispute not resolved in the normal course of business. Within five (5) days after the effective date of that notice, executives of the disputing Parties shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. The first of those meetings shall take place within thirty (30) days of the effective date of the disputing Party's notice. If the matter has not been resolved within sixty (60) days of the disputing Party's notice, or if the Parties fail to agree on a time and place for an initial meeting within five (5) days of that notice, any Party may initiate arbitration of the controversy or claim as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiators shall be given at least three (3) Business Days' notice of that intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 8.11 shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.

         (b) ARBITRATION. Any dispute arising out of, relating to or in any way touching upon this Agreement or the breach, termination or validity hereof, that has not been resolved by non-binding procedures as provided in Subsection 8.11(a) within sixty (60) days of the initiation of that procedure, shall be finally settled by arbitration conducted expeditiously in accordance with the American Arbitration Association ("AAA") arbitration rules for commercial disputes, as in effect on the date hereof (the "Rules"); provided that if one
(1) Party has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting Party may initiate arbitration before the expiration of the period. With respect to an arbitral proceeding, the Parties agree as follows:

                  (1) The arbitration shall be conducted by three independent and impartial arbitrators, none of whom shall be an officer, director or employee of any Party hereto or its Affiliates. SMW and EHI shall each choose one arbitrator. The two chosen arbitrators shall choose the third arbitrator.

                  (2) The Parties acknowledge that this Agreement affects interstate commerce; thus the arbitration shall be governed by the United States Arbitration Act and any judgment upon the award decided upon by the arbitrators may be entered by any court having jurisdiction thereof.

                  (3) Damages recoverable by any Party are limited to compensatory damages. Each Party hereby irrevocably waives for the purposes of this Agreement any damages in excess of compensatory damages, including punitive, exemplary, consequential and special damages and lost profits. The arbitrators shall be empowered to award only compensatory damages.

                  (4) Any arbitration conducted pursuant to this Subsection 8.11(b) shall be held at a mutually acceptable location in the City of Houston, the State of Texas.

                  (5) Unless the Parties subject to the arbitration otherwise agree, no dispute among them shall be included in the arbitration unless it arises out of, relates to, or in any way touches upon, this Agreement or the breach, termination or validity hereof. This agreement to arbitrate, however, includes each Party's willingness and desire to arbitrate matters that arise out of, relate to, or in any way touch upon this Agreement or the breach, termination or validity hereof, including claims or actions sounding or cast in terms of tort law or tortious conduct.

                  (6) The arbitrators may make interim awards and may award equitable and declaratory relief.

                  (7) The costs and expenses of the arbitration shall be allocated equally between the Parties, provided, that each Party's own attorney's fees shall be borne by the Party incurring the same.

                  (8) In resolving any dispute, the arbitrators shall apply the provisions of this Agreement, without varying therefrom in any respect. The arbitrators shall not have the power to add to, modify, change or terminate this Agreement.

                  (9) It shall not be inconsistent with this Section 8.11 for any Party to seek from any court of competent jurisdiction interim relief in aid of arbitration or to protect the rights of either Party pending the establishment of the arbitral tribunal.

8.12 INTERPRETATION. The Parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one (1) Party. The Parties hereto therefore stipulate and agree that the rule of construction to the effect that ambiguities are to or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor either Party against the other.

8.13 NO THIRTY PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any Person not a Party to this Agreement (other than successors and assigns, to the extent provided herein) and does not release, and shall not be construed as releasing, any rights enforceable against any Person or entity not a Party to this Agreement.


                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be executed on its behalf as of the date first above written.

                               SMW:

                               SHUMATE MACHINE WORKS, INC., a Texas corporation


                               By:
                                  ----------------------------------------------
                                   Larry C. Shumate, President

                               SHARHOLDERS:


                               -------------------------------------------------
                               Larry C. Shumate, Individually


                               -------------------------------------------------
                               Russ Clark, Individually

                               EXCALIBUR HOLDINGS, INC., a Texas corporation


                               By:
                                  ----------------------------------------------
                                   Matthew C. Flemming, Executive Vice President

                               EXCALMERGECO, INC., a Texas corporation


                               By:
                                  ----------------------------------------------
                                   Matthew C. Flemming, Executive Vice President

WE, THE UNDERSIGNED, BEING THE RESPECTIVE SPOUSES OF THE SHAREHOLDERS, HEREUNTO SUBSCRIBE OUR NAMES IN EVIDENCE THAT WE HAVE READ THE SAME IN ITS ENTIRETY AND CLEARLY UNDERSTAND THAT OUR RESPECTIVE SPOUSES HAVE AGREED UPON TERMS AND PROVISIONS OF THIS AGREEMENT AND THE DISPOSITION OF THE SHARES OF THE CAPITAL STOCK IN SMW, WHICH HE OWNS AND IN WHICH WE MAY HAVE A COMMUNITY PROPERTY OR OTHER INTEREST. WE ARE EACH FULLY CONVINCED OF THE WISDOM AND EQUITY OF THE TERMS AND PROVISIONS THEREOF AND OF THE BENEFITS TO OURSELVES OF THE ENTIRE PLAN OF SAID AGREEMENT. IN CONSIDERATION OF THESE PREMISES, WE HEREBY EACH EXPRESSLY CONSENT THAT OUR RESPECTIVE SPOUSES EXECUTE THE SAME AND WE JOIN IN, ACCEPT AND CONSENT TO THE TERMS AND PROVISIONS THEREOF AND AGREE TO ABIDE AND TO BE BOUND THEREBY, AND WE DO FURTHER AGREE TO EXECUTE AND DELIVER ALL DOCUMENTS AND TO DO ALL THINGS REASONABLY NECESSARY TO CARRY OUT AND COMPLETE THE PURPOSES THEREOF. WE FURTHER ACKNOWLEDGE AND UNDERSTAND THAT THE LAW FIRM OF HAYNES AND BOONE, L.L.P., HAS NOT AND DOES NOT REPRESENT ME WITH REGARD TO SAID AGREEMENT OR WITH REGARD TO ANY OTHER MATTER RELATING THERETO. WE FURTHER HEREBY ACKNOWLEDGE, AGREE, AND REPRESENT THAT WE HAVE BEEN INFORMED OF OUR RIGHTS TO RETAIN OUR OWN SEPARATE COUNSEL TO REVIEW SAID AGREEMENT AND TO ADVISE EACH OF US REGARDING SAID AGREEMENT'S EFFECTS ON OUR RESPECTIVE RIGHTS AND INTERESTS (E.G., RIGHTS AND INTERESTS IN AND TO THE CAPITAL STOCK OF SMW).


-------------------------------------------------
KAREN SHUMATE, Spouse of Larry C. Shumate


-------------------------------------------------
JOANNA CLARK, Spouse of Russ Clark

SCHEDULE OF EXHIBITS
--------------------

Exhibit 1.2       -   Form of Articles of Merger
Exhibit "A"       -   Form of Earn-Out Agreement

                              LIST OF SCHEDULES
                              -----------------

Schedule 2.1(a)   -   List of the Current Directors and Officers of SMW
Schedule 2.5      -   List of any Consents, Violations, or Loss of Rights
Schedule 2.6      -   Financial Statements
Schedule 2.7          List of any Material Adverse Changes
Schedule 2.8      -   List of Compensation and Benefit Plans
Schedule 2.9(a)   -   List of Encumbrances
Schedule 2.9(c)   -   List of any Real Property Owned by SMW
Schedule 2.9(d)   -   List of any Real Property Leased by SMW
Schedule 2.10(a)  -   List of all Legal Proceedings
Schedule 2.11     -   Insurance
Schedule 2.13     -   List of Material Contracts, together with list that
                      sets forth: (i) the aggregate outstanding principal
                      as of the date hereof, with respect to each loan,
                      credit or other agreement, instrument or document
                      listed in Schedule 2.13 relating to the borrowing of
                      money by SMW and (ii) the amount of available
                      borrowings as of the date hereof, with respect to
                      each such loan, credit or other agreement, instrument
                      or document
Schedule 2.13(b)  -   List of Indebtedness
Schedule 2.15     -   List of Intellectual Property
Schedule 2.16     -   List of all Environmental Permits, Licenses, and other
                      Authorizations
Schedule 2.17     -   List of all Governmental Licenses and Permits
Schedule 2.18     -   List of all Taxes and Tax Matters
Schedule 2.24     -   List of Liabilities

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